Exhibit 16

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants
406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 355-5900 Fax (856) 396-0022

June 17, 2010

Securities and Exchange Commission 100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Midnight Candle Company (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated January 1, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Bagell, Josephs, Levine & Company, LLC